
BLACKOUT
COFFEE CO.
EST.
2010

blackoutcoffeeco • Follow

blackoutcoffeeco Here's a glimpse at our new facility. It's all coming together. It will be a huge step forward for your favorite American coffee company.

If you would like to reserve shares in a possible future StartEngine opportunity, please visit www.startengine.com/blackoutcoffee

#blackoutcoffee #startengine #madeintheusa

1w

topherroaster Great things coming!

1w Reply

jdiamatti Hell yeah.

1w Reply

specopstoolgear Love this fuel. BREWTAL AWAKENING whole beans every single morning seriously the BEST coffee ever and I am a black coffee lover! Thank you for your support of our veterans and our values.

1w 2 likes Reply

109 likes

January 17

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BLACKOUT COFFEE CO.
start engine
BLACKOUT COFFEE CO.
NEW OPPORTUNITY
RESERVE YOUR SHARES TODAY!

blackoutcoffeeco • Follow

blackoutcoffeeco Hello, my name is John and I'm the CEO of Blackout Coffee Co.

We've had a tremendous year full of absolutely impressive growth that we will be discussing in the upcoming weeks together. As we grow, we stay committed to the core conservative American Values of Duty, Family and Rights. We are also staying fully committed to making premium coffee roasts that will intrigue your taste buds every single morning! We ship them within days of roasting so that they get to your house at the peak of freshness. We dare you to find a coffee on the store shelf that compares with this.

Today I am proud to announce that we are returning to StartEngine! If you missed out on our last campaign we would like to invite you to start off in a proactive way and make a reservation for shares in our company!

We had nearly 3,400 investors already from our previous campaign, we would love to have you reserve your spot in the Blackout family!

GO TO WWW.STARTENGINE.COM/BLACKOUTCOFFEE TO RESERVE YOUR SHARES NOW! IT'S NON-BINDING AND NO PAYMENT IS REQUIRED.

Blackout Coffee Co. Is Testing The Waters Under Tier 2 Of Regulation A. No Money Or Other Consideration Is Being Solicited, And If Sent In Response, Will Not Be Accepted. No Offer To Buy The Securities Can Be Accepted And No

33 likes

3 days ago

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start engine
BLACKOUT COFFEE CO.
NEW OPPORTUNITY
COMING SOON
RESERVE YOUR SHARES TODAY!
STARTENGINE.COM/BLACKOUTCOFFEE
MORNING REAPER
BREWED AWAKENING
SMOOTH FINISH

blackoutcoffeeco • Follow

blackoutcoffeeco We're Back!!

In February 2023 we embarked on a bold leap of faith - we launched our first investment campaign on StartEngine. We weren't exactly sure what was going to happen, but within minutes our campaign soared out of the gate! We hit our initial offering max of $1,235,000 in just 5 days after launching. It was an incredible experience. At that point, we decided to extend the opportunity and by the end we raised approx. $3 million from nearly 3,400 investors.

Since then, we have started building our new manufacturing facility which is 7 times larger than the space we currently use. We now have over 11,000 coffee subscribers. We're about to launch two new product lines and our audience is growing at a highly-caffeinated rate! It's been a good year.

And now we are thrilled to announce that you can reserve shares in Blackout Coffee. That should get your blood pumping as you sip on your morning cup of Freedom Nectar!

We have created a Reservation Page where you can reserve shares in our company! Our last campaign was a huge success and moved quickly.

Go to www.startengine.com/blackoutcoffee to reserve your shares today!

45 likes

January 12

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NOW OVER
$450K
ALREADY RESERVED
BLACKOUT
EST
USA
COFFEE CO.
MAKE
AMERICA
AWAKE
AGAIN
MADE IN
USA

blackoutcoffeeco • Follow

blackoutcoffeeco Reserve your shares now! www.startengine.com/blackoutcoffee Non-Binding. No Payment Required!

2d

25 likes

2 days ago

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BLACKOUT COFFEE CO.
BIG ANNOUNCEMENT!
BREAKING NEWS
A NEW OPPORTUNITY IS COMING SOON!
start engine
BLACKOUT COFFEE CO.
MAKE AMERICA AWAKE AGAIN
STARTENGINE.COM/BLACKOUTCOFFEE

blackoutcoffeeco • Follow

blackoutcoffeeco We're Back!!

In February 2023 we embarked on a bold leap of faith - we launched our first investment campaign on StartEngine. We weren't exactly sure what was going to happen, but within minutes our campaign soared out of the gate! We hit our initial offering max of $1,235,000 in just 5 days after launching. It was an incredible experience. At that point, we decided to extend the opportunity and by the end we raised approx. $3 million from nearly 3,400 investors.

Since then, we have started building our new manufacturing facility which is 7 times larger than the space we currently use. We now have over 11,000 coffee subscribers. We're about to launch two new product lines and our audience is growing at a highly-caffeinated rate! It's been a good year.

And now we are thrilled to announce that you can reserve shares in Blackout Coffee. That should get your blood pumping as you sip on your morning cup of Freedom Nectar!

We have created a Reservation Page where you can reserve shares in our company! Our last campaign was a huge success and moved quickly.

Go to StartEngine.com/BlackoutCoffee and Reserve Your Shares!

82 likes

January 9

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BLACKOUT COFFEE CO. start engine


BLACKOUT
COFFEE CO.

NEW OPPORTUNITY

RESERVE YOUR SHARES TODAY!

WE'RE BACK ON STARTENGINE!

After a wildly successful investment campaign and nearly 3,400 new owners in our company, we are considering a new opportunity on StartEngine.

The best thing to do is sign up for our investment newsletter (below) so you don't miss any big announcements.

At the bottom of this page you'll find the link to our Reservation Page on StartEngine where you can begin reserving shares in our company.

Thank you Blackout family for all of your support. We look forward to growing even more!



BE AWAKE
NOT WOKE
GET SOME COFFEE WITH VALUES!
NEW OPPORTUNITY COMING SOON.
start engine
BLACKOUT COFFEE CO.
PITCH BLACK ESPRESSO
MORNING REAPER
SMOOTH FINISH

BLACKOUT COFFEE CO.

COFFEE SUBSCRIBE COCOA/TEA SUPPORT TROOPS GEAR WHO WE ARE INVEST

A NEW OPPORTUNITY TO BE A PART OF THIS AMERICAN COFFEE COMPANY!

We believe in community and we encourage it in our business. That's why we originally created the opportunity to invest and become an owner of Blackout Coffee back in February of last year. By the end of the campaign, we had raised $3 million from over 3,450 investors! It was something special.

Even more exciting is the news we just recently announced: Blackout Coffee is returning to StartEngine!

SIGN UP ABOVE FOR OUR INVESTMENT NEWSLETTER to stay informed of all potential future investment updates.

CLICK BELOW to visit our StartEngine Reservation Page where you reserve shares in our company!

VISIT OUR RESERVATION PAGE


BLACKOUT COFFEE CO.
BE AWAKE
NOT WOKE
GET SOME COFFEE WITH VALUES!
2A
1776

DISCLAIMER

Blackout Coffee Co. Is Testing The Waters Under Tier 2 Of Regulation A. No Money Or Other Consideration Is Being Solicited, And If Sent In Response, Will Not Be Accepted. No Offer To Buy The Securities Can Be Accepted And No Part Of The Purchase Price Can Be Received Until The Offering Statement Filed By The Company With The Sec Has Been Qualified By The Sec. Any Such Offer May Be Withdrawn Or Revoked, Without Obligation Or Commitment Of Any Kind, At Any Time Before Notice Of Acceptance Given After The Date Of Qualification. An Indication Of Interest Involves No Obligation Or Commitment Of Any Kind. Reserving Shares Is Simply An Indi[illegible]. There Is No Binding Commitment For Investors That Reserve Shares In This Manner To Ultimately In[illegible] The Shares